Exhibit 99.2
SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.
Introduction of Pro Forma Condensed Financial Statements
(UNAUDITED)
     Effective June 21, 2006, Spectrum Sciences & Software Holdings Corp. (“Spectrum”) sold all of the outstanding capital stock of M&M Engineering Limited (“M&M”), a corporation organized under the laws of the Province of Newfoundland and Labrador, Canada, to 53341 Newfoundland and Labrador Limited (“53341”), a corporation organized under the laws of the Province of Newfoundland, Canada, pursuant to a Share Purchase Agreement (the “Agreement”) dated as of the same date (the “Disposition”). The sale price for the capital stock of M&M consisted of CDN$3.0 million (approximately USD$2.7 million) in cash, the redemption of 1,800,000 shares of the Company’s stock, and a note receivable of USD$0.9 million. The value of the consideration is approximately USD$5.1 million. The Agreement also required the CAD$5.1 million (approximately USD$4.6m) balance associated with the cash backed bonding be repaid to Spectrum. CAD$4.1 million of this amount was paid at settlement with the remaining balance due not later than October 31, 2006.
     The accompanying unaudited pro forma condensed balance sheet as of March 31, 2006 gives effect to the disposition as if the disposition occurred on that date. The accompanying unaudited pro forma condensed statement of operations for the year ended December 31, 2005 and the quarter ended March 31, 2006, gives effect to the disposition as if it occurred on the first day of the period presented. The pro forma statements were prepared using US generally accepted accounting principles.
     The unaudited pro forma condensed financial information is provided for informational purposes only and is not necessarily indicative of the results that would have occurred if the disposition had occurred on the first day of each period presented. The unaudited pro forma financial statements should not be construed as being representative of future operating results or the financial position of the Company and should be read in conjunction with the:
•	Accompanying Notes to the unaudited Pro Forma Condensed Financial Information;

•	The Company’s historical consolidated financial statements and notes included in the Company’s annual report on Form 10-K for the year ended December 31, 2005; and

•	The Company’s historical consolidated financial statements and notes included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006.

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.
Unaudited Pro Forma Condensed Balance Sheet
For the year ended March 31, 2006

	March 31, 2006	Pro Forma			March 31, 2006
	Consolidated	M&M (A)	Other		Pro Forma
Current Assets
Cash and cash equivalents	$7,635	$(6,538)	$6,036	B	$7,133
Receivables	14,698	(1,512)	—		13,186
Other Current Assets	1,298	(411)	—		887

Total Current Assets	23,631	(8,461)	6,036		21,206

Property and equipment, net	7,632	(2,868)	166	C	4,930
Goodwill	15,272	—	(1,675)	D	13,597
Other assets	1,028	(1,085)	1,788	B	1,731

Total Assets	47,563	(12,414)	6,315		41,464

Current Liabilities
Accounts Payable	6,559	(775)	—		5,784
Line of Credit	376	—	—		376
Accrued expenses	2,940	(717)	698		2,921
Current portion long-term debt	337	(253)	—		84

Total Current Liabilities	10,212	(1,745)	698		9,165

Long-term liabilities
Long term debt, less current portion	2,505	(509)	—		1,996
Non-current Deferred tax liability	—	(63)	—		(63)

Total Liabilities	12,717	(6,066)	4,447		11,098

Minority Interest	96	(96)	—		—

Stockholders Equity
Preferred Stock	—	(3,116)	3,116	D	—
Common Stock	4	(2,098)	2,098	D	4
Additional paid in capital	79,977	—	—		79,977
Treasury Stock	—	—	(1,494)	B	(1,494)
Retained Earnings	(45,771)	(614)	(1,736)	B/D	(48,121)
CTA	540	(424)	(116)	C	—

Total Stockholders Equity	34,750	(6,252)	1,868	F	30,366

Total Liabilities and Stockholders Equity	$47,563	$(12,414)	$6,315		$41,464

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.
Unaudited Pro Forma Condensed Statement of Operations
For the Fiscal Year ended December 31, 2005

	December 31, 2005	Pro-Forma Adjustments				December 31, 2005
	Consolidated	M&M (A)	Other			Pro Forma
Revenue	$53,698	$20,542	$			$33,156

Cost of Revenue	46,726	17,098				29,628

Gross Profit	6,972	3,444		—		3,528

Operating Expense	11,465	2,555				8,910

Net Operating Income (Loss)	(4,493)	889		—		(5,382)

Non-operating income (expense), net	931	278		280	E	373

Income(loss) before income taxes	(3,562)	1,167		280		(5,009)

Income tax benefit (expense)	(326)	(319)				(7)

Income (loss) before minority interest	(3,888)	848		280		(5,016)

Minority interest	99	99				—

Net Income (loss)	$(3,987)	$749		$280		$(5,016)

Weighted average common shares outstanding
Basic and Diluted	42,250,363					42,250,363

Loss Per share
Basic and Diluted	$(0.09)					$(0.12)

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.
Unaudited Pro Forma Condensed Statement of Operations
For the Fiscal Quarter ended March 31, 2006

	March 31, 2006	Pro-Forma Adjustments				March 31, 2006
	Consolidated	M&M (A)	Other			Pro Forma
Revenue	$13,631	$886	$			$12,745

Cost of Revenue	12,026	808				11,218

Gross Profit	1,605	78		—		1,527

Operating Expense	2,448	664				1,784

Net Operating Income (Loss)	(843)	(586)		—		(257)

Non-operating income (expense), net	183	167		70	E	86

Income (loss) before income taxes	(660)	(419)		70		(171)

Income tax benefit (expense)	146	144				2

Income (loss) before minority interest	(514)	(275)		70		(169)

Minority interest	(6)	(6)				—

Net Income (loss)	$(508)	$(269)		$70		$(169)

Weighted average common shares outstanding
Basic and Diluted	44,072,200					44,072,200

Loss Per share
Basic and Diluted	$(0.01)					$(0.00)

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.
Notes to Unaudited Pro Forma Condensed Financial Statements
A.	These adjustments remove the impact of M&M from Spectrum’s consolidated financial statements.
B.	Adjustment to record the sale of M&M, including all cash received, treasury stock, and notes receivable from both the sale and the inter-company settlement. The Canadian tax withholding was treated as cash received in this adjustment.
C.	This adjustment reverses the currency translation adjustment included in the consolidated financial statements.
D.	Entry to eliminate the investment in M&M and associated equity accounts.
E.	Entry to record interest income on the cash not invested in M&M for the period.
F.	The overall decrease of $4.4 million in stockholders’ equity was caused by the acquisition of approximately $1.5 million of treasury stock, the net loss from the sale totalling approximately $2.5 million, and the elimination of the currency translation adjustment of approximately $0.5 million.